EXHIBIT 5



LAW OFFICES
MITRANI, RYNOR, ADAMSKY, MACAULAY & ZORRILLA, P.A.
2200 SUNTRUST INTERNATIONAL CENTER
ONE SOUTHEAST THIRD AVENUE
MIAMI, FLORIDA 33131
E-mail: rmacaulay@mitrani.com                       Telephone:  305-358-0050
                                                    Telecopier: 305-358-9617

                                December 11, 2000

Imaging Diagnostic Systems, Inc.
6531 Northwest 18 Court
Plantation, Florida  33313

                 Re: Imaging Diagnostic Systems, Inc., Form S-2
                     Registration Statement No. 333-46546

Ladies and Gentlemen:

         We have acted as counsel to Imaging Diagnostic Systems, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-2 and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 10,034,476 shares of the Company's common stock, no par value, (i) 4,191,220 of which are issued and outstanding (the "Shares"), (ii) 5,523,256 of which are issuable upon conversion of the Company's Series K Convertible Preferred Stock (the "Conversion Shares"), and (iii) 320,000 of which have been reserved for issuance by the Company to certain of the Selling Shareholders named in the Registration Statement upon the exercise of certain outstanding warrants (the "Warrant Shares").

         We have examined original, photostatic or certified copies of such records of the Company, including the Articles of Incorporation, as amended, the Certificate of Designations of Preferences, Rights and Limitations of Series K Convertible Preferred Stock (the "Certificate of Designations"), the Bylaws and minutes, the Registration Statement and other documents as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to authentic originals of all documents and instruments submitted to us as certified or photostatic copies. As to various questions of fact material to our opinions we have relied upon representations made to us by various officers and directors of the Company and we have not conducted or received independent verification of those facts.

         Based on the foregoing, we are of the opinion that (i) the Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable, (ii) the Conversion Shares and Warrant Shares have been duly and validly authorized, (iii) when the warrants are exercised and the Warrant Shares are issued against payment in

Imaging Diagnostic Systems, Inc.
Page 2
December 11, 2000

accordance with the terms of the warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and (iv) upon conversion of the Series K Convertible Preferred Stock in accordance with the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the Commission's rules and regulations thereunder.


                                   Sincerely,

                       /s/  Mitrani, Rynor, Adamsky, Macaulay & Zorrilla, P.A.

                                MITRANI, RYNOR, ADAMSKY,
                                  MACAULAY & ZORRILLA, P.A.